Exhibit 4(v)


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                        SHARE SALE AND PURCHASE AGREEMENT

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                                   dated as of



                                February 3, 2004



                                      among



                          NEC Electronics Corporation,



                               NEC Yamagata, Ltd.,



                                J&R Holding Ltd.,



                                       and



                    Advanced Semiconductor Engineering, Inc.





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                        SHARE SALE AND PURCHASE AGREEMENT


THIS SHARE SALE AND PURCHASE AGREEMENT is made as of the 3rd day of February, 2004 among

NEC Yamagata, Ltd., a company established under the laws of Japan, having its principal place of business at 1863 Iryuuda, Takahata-machi, Higashi Okitama-gun, Yamagata, Japan, and a wholly-owned subsidiary of NECEL ("NECY");

NEC Electronics Corporation, a company established under the laws of Japan, having its principal place of business at 1753, Shimonumabe, Nakahara-ku, Kawasaki, Kanagawa, Japan ("NECEL", and together with NECY, the "Seller Parties");

Advanced Semiconductor Engineering, Inc., a company established under the laws of Taiwan, having its principal place of business at No. 26, Chin 3rd Road, Nantze Export Processing Zone, Kaohsiung, Taiwan ("ASE"); and

J&R Holding Ltd., a company established under the laws of Bermuda, having its principal place of business at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and a wholly-owned subsidiary of ASE (the "Buyer", and together with ASE, the "Buyer Parties").

The Seller Parties and the Buyer Parties are also hereinafter referred to collectively as the "Parties", and each of them individually as a "Party".


                                W I T N E S S T H

WHEREAS, NECY intends to, by way of company split (kaisha bunkatsu) under the Commercial Code, establish the Company as a wholly-owned subsidiary and transfer the Business to the Company on and subject to the terms of this Agreement; and

WHEREAS, NECY wishes to sell, and the Buyer wishes to acquire, the entire issued shares in the Company on and subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the Parties agree as follows:


                                A G R E E M E N T


1.     Definitions and Interpretation

1.1    Definitions

       In this Agreement where the context admits:

       "Adjustment Dispute Notice" shall have the meaning as specified in Clause 5.1(b).

       "Affiliate" of a specified Person means any Person that controls, is controlled by or is under common control with such specified Person. For purposes of this definition, "control" shall mean the possession (directly or indirectly) of power to direct or cause the direction of


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       management or policies of a Person, whether through ownership of securities or other ownership interests, by Contract or otherwise.

       "Approval" of a Person shall mean any consent, approval, authorization, waiver, grant, concession, license, permit, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, such Person.

       "Benefit Plan" shall mean any plan, Contract, policy or procedure under which any of the following benefits are provided to applicable employees: health, welfare, unemployment benefits, bonus or other incentive compensation, pensions, profit sharing, deferred compensation, stock option or other equity compensation, retirement, medical, dental, severance pay, lay off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, disability, educational assistance, service award, employee discount, fringe benefit and similar plans, arrangements, policies or practices.

       "Book Equity Value" shall have the meaning as specified in Clause 4.1.

       "Business" means the semiconductor assembly and test operations of NECY conducted at the Facilities, exclusive of those related to compound semiconductor devices, and the assets and rights and Liabilities of NECY in connection therewith (but excluding the Excluded Liabilities, for which the Company shall have no Liability).

       "Business Assets" shall mean all assets of NECY of every kind and nature that are principally used in the conduct of the Business. Except for those Business Assets otherwise agreed between the Parties in writing, the Business Assets will be transferred to the Company pursuant to the Company Split.

       "Business Day" means any day except (a) Saturday or Sunday, or (b) any other day on which commercial banks in Tokyo, Japan are closed for ordinary banking business.

       "Business Tax Returns" shall have the meaning as specified in Clause 19(a) of Schedule 8.2.

       "Buyer Indemnified Party" shall have the meaning as specified in Clause 14.1.

       "Buyer Party Warranties" means the representations and warranties of the Buyer Parties as set forth in Schedule 8.3 and in the certificate of the Buyer Parties referenced in Clause 6.1(d).

       "Charter Documents" of any Person shall mean such Person's articles of incorporation, by laws, certificate of formation or equivalent governing or organizational documents.

       "Claim Amount" shall have the meaning as specified in Clause 14.4.

       "Company" means a Japanese corporation which will be established under the Commercial Code as a wholly-owned subsidiary of NECY as a result of the Company Split and which will consequently assume the Business from NECY in accordance with this Agreement.

       "Company Split" means the company split (kaisha bunkatsu) transaction under the Commercial Code, which will be conducted as a draw down split (butteki bunkatsu), and as a result of which the Company will be established and the Company will assume the Business from NECY in accordance with this Agreement.

       "Company Split Date" means the date on which the Company Split becomes effective under the Commercial Code, which is anticipated to occur on May 1, 2004 (subject to change as agreed by ASE and NECY).


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       "Company Split Plan" means a company split plan (bunkatsu keikakusho) of
       NECY with regard to the Company Split, which shall be prepared in accordance with Clause 3.1.

       "Commercial Code" means the Commercial Code in Japan (1899, March 9, Law No. 48, as amended).

       "Completion" means completion of the sale and purchase of the Shares in accordance with Article 7 of this Agreement.

       "Completion Date" means the day on which Completion takes place, which is anticipated to occur on May 31, 2004 (subject to change as agreed by ASE and NECY).

       "Completion Date Net Worth" means the difference between the amount of total assets and the amount of total Liabilities (including the Seller Loan and the Working Capital Loan, both of which will be paid at Completion in accordance with Clause 7.4(b)) of the Company set forth on the Final Completion Date Balance Sheet, which shall be prepared in accordance with GAAP and practices consistently applied in the preparation of the Estimated Completion Date Balance Sheet.

       "Confidential Information" shall have the meaning as specified in Clause 16.1.

       "Contract" means any contract, agreement, lease, commitment, arrangement, undertaking, practice, understanding or authorization, in each case whether or not in writing.

       "Damages" shall have the meaning as specified in Clause 14.1.

       "Deferred Tax Assets" shall have the meaning as specified in Clause
       3.2(c).

       "Disclosing Party" shall have the meaning as set out in Clause 16.1.

       "Dispute" means any controversy, claim or dispute of whatever nature arising among the Parties with respect to the subject matter of this Agreement, whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise.

       "Encumbrance" means any mortgage, charge, pledge, lien, assignment, hypothecation, encumbrance, security interest (including any created by Law), or other security agreement or arrangement.

       "Environmental Claim" means any claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non negligent, sudden or non sudden, accidental or non accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

       "Environmental Laws" means Basic Environment Law (kankyo kihon ho) (November 19, 1993, Law No. 91, as amended), Air Pollution Control Law (taiki osen boshi ho) (June 10, 1968, Law No. 97, as amended), Water Pollution Control Law (suishitsu odaku boshi ho)


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       (December 25, 1970, Law No. 138, as amended), Noise Regulation Law (so-on kisei ho) (June 10, 1976, Law No. 64, as amended), Vibration Regulation Law (shindo kisei ho) (June 10, 1968, Law No. 98, as amended), Soil Contamination Control Law (February 15, 2003, as amended) and Ground Pollution Control Law (dojo osen taisaku ho) (May 29, 2002, Law No. 53, as amended) and other Laws relating to pollution, protection of the environment, natural resources, or human health and safety.

       "Environmental Liability" means any Liability relating to or arising out of an actual or potential Environmental Claim, whether or not asserted.

       "Estimated Completion Date Balance Sheet" means the balance sheet of the Company set out in Clause 3.2(a).

       "Estimated Completion Date Net Worth" means the estimated Completion Date Net Worth indicated in the Estimated Completion Date Balance Sheet.

       "Excluded Liabilities" means (a) all Environmental Liabilities and Seller Benefit Plan Liabilities (other than the PBO Liability under the NECY Plans reflected on the Final Completion Date Balance Sheet) of NECY and its Affiliates, in each case as of, arising from or attributable to events or circumstances occurring or in existence at, or prior to, the Completion Date, and (b) all Warranty Liabilities of NECY and its Affiliates.

       "External Claim" shall have the meaning as specified in Clause 15.1.

       "Facilities" means the Takahata Factory Premises, the Facility 1 Premises and the Facility 2 Premises, which constitute the facilities currently used by NECY for the conduct of the Business.

       "Facility 1 Premises" means the premises at Yamagata Denshi's facility in Yamagata city that are leased by NECY and used for the Business.

       "Facility 2 Premises" means the premises at Niino's facility in Higashi Okitama-gun that are leased by NECY and used for the Business.

       "Final Completion Date Balance Sheet" means the balance sheet of the Company set out in Clause 5.1(a).

       "Final Completion Date Net Worth" shall have the meaning as specified in Clause 5.1(b).

       "GAAP" means generally accepted accounting principles applied in Japan.

       "Governmental Approvals" means Approvals of Governmental Authorities.

       "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any stock exchange or quotation system or similar self-regulatory organization.

       "Hazardous Materials" means contaminants, pollutants, wastes, chemicals and other materials that are controlled or regulated under or by any Environmental Laws or with respect to which any Environmental Liability may arise or be imposed.

       "Incorporation Balance Sheet" shall have the meaning as specified in Clause 3.2(a).


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       "Initial Purchase Price" means the amount equal to the Estimated
       Completion Date Net Worth.

       "Key Employees" means certain key employees with respect to the Business, as separately agreed by NECEL and ASE at the date hereof.

       "Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law and equity), rules, regulations, ordinances or codes of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees of any arbitrator or Governmental Authority.

       "Lease Agreements" means the lease agreements for the Takahata Factory Premises, the Facility 1 Premises and the Facility 2 Premises, which are intended to be entered into by the Company and NECY prior to the Completion Date, pursuant to which NECY shall lease the respective Facilities to the Company. The terms and conditions of each Lease Agreement shall be separately determined by the Parties prior to the Completion, and shall include the terms and conditions set forth on
       Schedule 1.1(i).

       "Liability" means any direct or indirect liability, indebtedness, obligation, expense, cost, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to come due, liquidated or unliquidated, whether or not made or asserted.

       "Material Adverse Effect" means a material adverse effect (i) on the financial condition, operations, assets, Liabilities or prospects of the Business or the Company, or (ii) on the ability of the Seller Parties to enter into and perform their obligations under the Transaction Documents.

       "Material Contracts" shall have the meaning as specified in Clause 10(b) of Schedule 8.2.

       "Mutual Non-disclosure Agreement" means the Mutual Non-disclosure Agreement entered into by and between NECEL and ASE dated March 1, 2003.

       "NECY Plans" means the taishoku kin retirement plan and the tekikaku nenkin tax qualified pension plan of NECY as in effect on the date hereof under which the Transferred Employees are eligible.

       "NECY Plan Assets" shall have the meaning as specified in Clause 11.4(a).

       "Permitted Encumbrances" means (i) Encumbrances reserved against in the Final Completion Date Balance Sheet to the extent so reserved, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of the Business, (iii) Encumbrances for Taxes which are being contested in good faith by appropriate Proceedings or Encumbrances for Taxes not yet due, and (iv) such other Encumbrances that do not and would not be reasonably likely to materially detract from the value of or impair the use of the property subject thereto.

       "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, unincorporated association or any other legal entity of whatever nature organized under any applicable Law, an unincorporated organization or any Governmental Authority.

       "PBO Liability" means the reasonably estimated aggregate projected benefit obligation to the Transferred Employees as of the Completion Date under the NECY Plans, net of the


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       reasonably estimated amount of the NECY Plan Assets agreed by the Parties pursuant to Clause 11.4, as set forth in the Final Completion Date
       Balance Sheet.

       "Pre-Completion Period Bonus" shall have the meaning as specified in Clause 10.4(a).

       "Prime Leases" means the lease agreements under which NECY leases the Facility 1 Premises from Yamagata Denshi and the Facility 2 Premises from Niino.

       "Proceeding" means any action, litigation, arbitration, suit, claim, proceeding, or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

       "Proposed Transferred Employees" means the permanent employees who, as agreed upon by NECY and ASE as provided herein, are intended to be transferred to the Company in connection with the Transactions.

       "Purchase Price" means the Final Completion Date Net Worth as determined in accordance with Clause 5.1.

       "Representatives" shall have the meaning as specified in Clause 16.3(a).

       "Recipient" shall have the meaning as specified in Clause 16.1.

       "Reviewing Accountant" shall have the meaning as specified in Clause 5.1(b).

       "Seller's Accountants" shall have the meaning as specified in Clause 5.1(b).

       "Seller Benefit Plans" means Benefit Plans (a) maintained by any of the Seller Parties or their Affiliates, or to or for which any of them contributes or has Liability, and (b) under which any of the Transferred Employees receives or is eligible to receive any benefits at or prior to Completion.

       "Seller Disclosure Schedule" shall have the meaning as specified in Clause 8.1.

       "Seller Indemnified Party" shall have the meaning as specified in Clause 14.2.

       "Seller Loan" shall have the meaning as specified in Clause 4.2.

       "Seller Party Warranties" means the representations and warranties of the Seller Parties as set forth in Schedule 8.2 and in the certificate of the Seller Parties referenced in Clause 6.2(e).

       "Services Agreement" means the Packaging and Testing Services Agreement in the form of Exhibit 1.1(i), which shall be executed as of the date hereof and shall be effective as provided therein.

       "Shares" means 7,200 ordinary shares of the Company to be bought and sold pursuant to Clause 2.1, being all the issued shares in the capital of the Company.

       "Subcontractors Act" shall mean the Act Against Delay in Payment of Subcontract Proceeds, Etc. to Subcontractors (Law No. 120, June 1, 1956, as amended).

       "Supplying Period" means the initial four (4) year term of the Services Agreement, subject to early termination as provided therein.

       "Takahata Factory" means the Takahata factory owned by NECY as at the date hereof located at 1863 Iryuuda, Takahata-machi, Higashi Okitama-gun, Yamagata, Japan.


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       "Takahata Factory Premises" means the premises at the Takahata Factory that are owned by NECY and used for the Business.

       "Taxes" means (i) all taxes, charges, fees, levies, or other assessments, imposed by any taxing authority, including income, gross receipts, excise, property, consumption, sales, use, transfer, payroll, license, ad valorem, value added, withholding, franchise, estimated, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments), (ii) Liability of a Person for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, and (iii) Liability of a Person for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

       "Tax Benefit" shall have the meaning as specified in Clause 14.6.

       "Transactions" means the transactions contemplated under this Agreement and the Transaction Documents.

       "Transaction Documents" means the Services Agreement, the Lease Agreements and the other agreements set forth on Schedule 1.1(ii).

       "Transferred Employees" means the individuals who are actually transferred as permanent employees to the Company in connection with the Transactions.

       "Warranty Liability" means any Liability relating to or arising out of product warranty, product liability or similar claims, whether express or implied, arising out of Law, Contract or otherwise, to the extent relating to the products that are produced by (or the related services provided by) NECY or the Company prior to the Completion.

1.2    Construction of Certain References

       In this Agreement, where the context admits:

       (a) where any statement is to the effect that NECY is not aware of any matter or circumstance, or is a statement qualified by the expression "so far as NECY is aware" or "to NECY's best knowledge" or any similar expression, that statement shall refer to the knowledge of the officers of the Seller Parties principally responsible for the management and conduct of the Business, including their actual knowledge and their knowledge obtainable in a reasonable investigation of the applicable matter;

       (b) references to Clauses, Exhibits, and Schedules are references to Clauses of and Exhibits and Schedules to this Agreement, references to Paragraphs are, unless otherwise stated, references to Paragraphs of the Schedule in which the reference appears, and references to this Agreement include the Exhibits and Schedules;

       (c) references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include all such genders; and

       (d)    "company" includes any body corporate.

1.3    Exhibits and Schedules

       All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.


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2.     Sale of Shares

2.1    Sale and Purchase of Shares

       On the terms and subject to the conditions of this Agreement, NECY agrees to sell to the Buyer, and the Buyer agrees to purchase from NECY, the Shares on the Completion Date, free and clear from all Encumbrances.

2.2    Payment of Initial Purchase Price

       The Initial Purchase Price shall be paid by the Buyer at the Completion in consideration of the Shares by wire transfer of immediately available funds to the bank account designated by NECY in accordance with Clause
       7.2. After the Completion Date, the Initial Purchase Price shall be subject to adjustment pursuant to Clause 5.1.

3.     Company Split

3.1    General

       The Seller Parties shall complete the Company Split in accordance with applicable Japanese law and the terms and conditions of this Agreement. In connection therewith, NECY shall prepare and adopt a Company Split Plan that is consistent with the terms and conditions of this Agreement with respect to the Company Split and shall complete the Company Split in accordance with such plan.

3.2    Deliveries by NECY

       As promptly as practicable following the date hereof but not later than two weeks prior to the Company Split Date, NECY shall deliver the following to ASE:

       (a) Estimated Company Balance Sheets. A proposed estimated balance sheet of the Company as of the Company Split Date (the "Incorporation Balance Sheet") and a proposed estimated Completion Date balance sheet prepared in good faith in accordance with GAAP and practices consistently applied (the "Estimated Completion Date Balance Sheet");

       (b) PBO Liability. A statement of the proposed PBO Liability, together with a description of the assumptions and parameters used in calculating such proposed PBO Liability;

       (c) Deferred Tax Assets. A statement of the proposed amount of deferred Tax assets relating to the PBO Liability to be included in the Business Assets transferred to the Company in the Company Split, and reflected on the Incorporation Balance Sheet and the Estimated Completion Date Balance Sheet (the "Deferred Tax Assets"). The amount of the Deferred Tax Assets shall be the estimated amount of valid and permissible income Tax deductions by the Company resulting from payments under the NECY Plans (and corresponding to the PBO Liability) to (i) Company employees scheduled to retire at the age of sixty (60) and (ii) probable early retirees at the age of fifty-six (56) during the four year period following the Completion Date, and shall in no event exceed three hundred ninety-five million Japanese yen (JPY 395,000,000); and

       (d) Transferred Employees. A list and organizational chart identifying the Proposed Transferred Employees, and including a separate list for the Key Employees.


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4.     Company Book Value

4.1 The Parties intend that, at the Company Split Date, the Company will have a book equity value equal to three billion Japanese yen (JPY 3,000,000,000), or another amount mutually agreed by the Parties ("Book Equity Value"), which shall reflect paid-in capital equal to three hundred sixty million Japanese yen (JPY 360,000,000).

4.2 To achieve the desired Book Equity Value of the Company described in Clause 4.1, NECEL will cause the Company to become subject to a loan (the "Seller Loan") as of the Company Split Date in an amount equal to the difference between the Company's estimated net book value as of the Company Split Date and the Book Equity Value. The amount of the Seller Loan will be agreed by NECEL and ASE prior to the Company Split Date. The Buyer will cause the Seller Loan to be paid in full at Completion as provided in Clause 7.4(b).

5.     Purchase Price Adjustment

5.1    Post Completion Purchase Price Adjustment

       The Purchase Price shall be subject to adjustment after the Completion Date according to this Clause 5.1.

       (a)    As soon as practicable, but in any event no later than forty-five
              (45) days after the Completion Date, ASE shall, at its cost and expense, prepare and deliver to NECY a balance sheet of the Company as of the Completion Date (the "Final Completion Date Balance Sheet"), including a calculation of the proposed Completion Date Net Worth of the Company, together with a report thereon from an internationally recognized firm of independent certified public accountants reasonably satisfactory to NECY confirming the consistency of such calculation with GAAP and practices consistently applied.

       (b) NECY shall have a period commencing upon delivery of the Final Completion Date Balance Sheet by ASE to NECY and expiring forty-five (45) days after such delivery date to review the Final Completion Date Balance Sheet. NECY and NECY's independent certified public accountants (the "Seller's Accountants") shall have full access during regular business hours and upon reasonable notice to all relevant books and records and employees of the Company to the extent necessary to complete their review of the Final Completion Date Balance Sheet in a manner not unreasonably interfering with the business of the Company. In the event NECY disputes that the Completion Date Net Worth was determined in accordance with GAAP and practices consistently applied with the Estimated Completion Date Balance Sheet, NECY shall, within forty-five (45) days after delivery of the Final Completion Date Balance Sheet, deliver a notice to ASE (the "Adjustment Dispute Notice"), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Parties fail to resolve any such dispute within thirty (30) days after receipt by ASE of the Adjustment Dispute Notice, the Parties shall submit the dispute to PricewaterhouseCoopers LLP or its Japanese affiliate (the "Reviewing Accountant") to review the Completion Date Net Worth set forth on the Final Completion Date Balance Sheet. Each Party hereby represents and warrants that neither the Party nor any of its Affiliates uses the Reviewing Accountant as its accountant or has any material relationship therewith. The Parties shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Adjustment Dispute Notice. The Reviewing Accountant's authority shall be limited to determining whether the component or components of Completion Date Net Worth set forth on the Final Completion Date Balance Sheet which have been so disputed by NECY were


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


              calculated in accordance with GAAP and practices consistently applied with the Estimated Completion Date Balance Sheet and, if necessary, determining the adjustments required to such Completion Date Net Worth to cause it to be calculated in accordance with GAAP and practices consistently applied with the Estimated Completion Date Balance Sheet. The Reviewing Accountant shall be instructed by the Parties to use its best efforts to deliver to the Parties its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The Parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the Parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Completion Date Net Worth on the Final Completion Date Balance Sheet as determined by ASE (if not disputed), or as modified (if at all) by agreement of ASE and NECY or by decision of the Reviewing Accountant, shall be the "Final Completion Date Net Worth". Each Party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Final Completion Date Net Worth. The Parties shall share equally in the costs, expenses and fees of the Reviewing Accountant.

       (c) If the Final Completion Date Net Worth varies greater than one million Japanese yen (JPY 1,000,000) from the Estimated Completion Date Net Worth, within five (5) days following the determination of the Final Completion Date Net Worth, the Purchase Price shall be adjusted yen for yen and payment shall become due as follows:
              (i) if the Final Completion Date Net Worth exceeds the Estimated Completion Date Net Worth, the Purchase Price shall be increased by the amount of such excess and the Buyer shall pay over such excess to NECY in accordance with Clause 5.1(d) below, or (ii) if the Final Completion Date Net Worth is less than the Estimated Completion Date Net Worth, the Purchase Price shall be decreased by the amount of such deficit and NECY shall pay over such deficit to the Buyer in accordance with Clause 5.1(d) below. If the Final Completion Date Net Worth varies less than one million Japanese yen (JPY 1,000,000) from the Estimated Completion Date Net Worth, no adjustment to the Purchase Price shall be made.

       (d) The payment of any adjustment provided for in this Clause 5.1 shall be made by wire transfer of immediately available funds to an account designated by the receiving party. Any such payment shall also include interest on the amount of such payment, calculated for the period between the Completion Date and the date of payment (both dates are inclusive) at the short term prime rate then offered by most Japanese city banks (toshi ginko) as according to the most recent financial and economic statistics (kinyu keizai toukei) reported by the Bank of Japan.

6.     Conditions Precedent to the Completion

6.1    Seller Parties' Conditions

       The obligations of the Seller Parties to sell the Shares and deliver the share certificate representing the Shares to the Buyer and take other actions which are to occur on the Completion hereof are subject to the satisfaction as of the Completion of the following conditions:

       (a) no Proceeding by any Person with respect to the Transactions shall be pending or threatened and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect as of the Completion Date which restrains or prohibits the Transactions;

       (b) the Buyer Party Warranties shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Completion Date to the same extent as though made on and as of such date;

       (c) the Buyer Parties shall have performed and complied in all material respects with all agreements and covenants contained in the Transaction Documents that are required to be performed or complied with by the Buyer Parties on or prior to the Completion Date;

       (d) pursuant to a certificate satisfactory to the Seller Parties, the Buyer Parties shall have jointly and severally represented and warranted to the Seller Parties that (i) the Buyer Party Warranties are true, accurate and not misleading as of the Completion Date, and that (ii) the Buyer Parties have performed and complied in all material respects with all agreements and covenants contained in the Transaction Documents that are required to be performed or complied with by the Buyer Parties on or prior to the Completion Date;

       (e) all material Approvals required to consummate the Completion shall have been granted, made or obtained; and

       (f) the Transaction Documents shall have been executed and delivered by the relevant parties thereto other than the Seller Parties and shall not have been terminated.

6.2    Buyer Parties' Conditions

       The obligations of the Buyer Parties to pay the Initial Purchase Price, purchase the Shares and take other actions which are to occur on the Completion are subject to the satisfaction as of the Completion of the following conditions:

       (a) NECY shall have completed the Company Split and transferred the Business to the Company in accordance with this Agreement. As a result of the Company Split, the Company shall have (i) been duly established under Japanese law, and (ii) acquired the Business;

       (b) no Proceeding by any Person with respect to the Transactions shall be pending or threatened and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect as of the Completion Date which restrains or prohibits the Transactions;

       (c) the Seller Party Warranties shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Completion Date to the same extent as though made on and as of such date;

       (d) the Seller Parties shall have performed and complied in all material respects with all agreements and covenants contained in the Transaction Documents that are required to be performed or complied with by the Seller Parties on or prior to the Completion Date;

       (e) pursuant to a certificate satisfactory to the Buyer Parties, the Seller Parties shall have jointly and severally represented and warranted to the Buyer Parties that (i) the Seller Party Warranties are true, accurate and not misleading as of the Completion Date, and that (ii) the Seller Parties have performed and complied in all material respects with all agreements and covenants contained in the Transaction Documents that are required to be performed or complied with by the Seller Parties on or prior to the Completion Date;

       (f) all material Approvals required to consummate the Completion shall have been granted, made or obtained;

       (g) the Transaction Documents shall have been executed and delivered by the relevant parties thereto other than the Buyer Parties and shall not have been terminated;

       (h)    Prior to the consummation of the Company Split:

              (i) NECY shall have timely delivered the proposed Incorporation Balance Sheet and the proposed Estimated Completion Date Balance Sheet pursuant to Clause 3.2(a), proposed PBO Liability pursuant to Clause 3.2(b) and proposed amount of Deferred Tax Assets pursuant to Clause 3.2(c), and shall have complied with its obligations under Clause 12.3 with respect to such deliveries;

              (ii) ASE shall not have reasonably objected in writing to any such delivery within two (2) weeks following its receipt thereof, provided that (1) ASE's objections to such deliveries shall only be asserted when ASE reasonably determines (as confirmed by ASE's internationally recognized outside accounting or actuarial advisors) that there is non-compliance with GAAP, the applicable terms of this Agreement or prevailing market assumptions, and (2) ASE shall disclose the details of the objection to NECY in writing upon providing the objection notice; and

              (iii) NECY and ASE shall have agreed to a resolution of ASE's objection, if any, following good faith discussions for no longer than fourteen (14) days after NECY's receipt of ASE's objection.

       The Parties acknowledge that notwithstanding the satisfaction of this condition to Completion, the Estimated Completion Date Balance Sheet, the PBO Liability and the Deferred Tax Assets shall be subject to final review and approval (and additional revisions in connection therewith) pursuant to the procedures contained in Clause 5.1.

       (i)    With respect to the Transferred Employees:

              (i) Prior to the consummation of the Company Split, ASE shall have agreed to the list of Proposed Transferred Employees and the related organizational chart described in Clause 3.2(d);

              (ii) At the Completion Date, all of the Key Employees (or their replacements agreed to in advance by ASE) shall be employed by the Company, except for any Key Employees whose employment is prevented due to death, serious illness or similar events; and

              (iii) The aggregate number of Transferred Employees at the Completion Date shall not exceed 790, and not more than an immaterial number of such Employees shall have refused to transfer to the Company or objected to the Transactions; and

       (j) There shall not have occurred any event, fact, circumstance, or action that would be reasonably likely to have a Material Adverse Effect.

6.3    Waiver

       NECY and ASE may each, at its sole discretion, waive in whole or in part all or any of the conditions to its obligations to consummate the Completion.

7.     Completion

7.1    Time and Place of Completion

       Completion shall take place at the offices of TMI Associates which are located at Roppongi Hills Mori Tower 23F, 6-10-1 Roppongi, Minato-ku, Tokyo, Japan at an agreed time on the Completion Date, or at such other time and place as NECY and ASE may agree in writing.

7.2    Pre-Completion

       At least five (5) Business Days before the Completion Date, NECY shall give ASE full details of the Seller Parties' bank account(s) to which the Initial Purchase Price, the Seller Loan payment and the Working Capital Loan payment are to be remitted.

7.3    NECY's Obligations at Completion

       At the Completion, NECY shall deliver to the Buyer:

       (a)    the share certificate representing the Shares;

       (b) abstract copy of the Shareholders' Meeting adopting the resolution of the Company Split;

       (c) copy of the registration documents which NECY has filed with the Legal Affairs Bureau (homu-kyoku) in connection with the Company Split with receipt stamp of the Legal Affairs Bureau affixed thereon;

       (d)    registered corporate seal of the Company;

       (e)    all shareholders and board meeting minutes of the Company;

       (f) abstract copy of the minutes of the Board of Directors of the Company which approves the transfer of the Shares from NECY to the Buyer; and

       (g) letters of resignation executed by the directors and auditors of the Company listed in Schedule 7.3(g).

7.4    ASE's Obligations at the Completion

       At the Completion, ASE shall

       (a) deliver the certificate certifying the payment of the Initial Purchase Price for the Shares as provided by Clause 2.2 (before any adjustment as is therein mentioned); and

       (b) cause the Seller Loan and Working Capital Loan to be paid in full by wire transfer of immediately available funds to the bank account designated by the Seller Parties in accordance with Clause 7.2.

7.5    New Directors and Auditors

       Promptly following the Completion, the Buyer Parties shall cause the Company to hold the extraordinary shareholders' meeting and appoint and register new directors and auditors in accordance with the Company's Charter Documents and Japanese law.

8.     Representations and Warranties

8.1    Disclosure

       The Seller Party Warranties are given subject to facts and matters expressly disclosed in the Seller Parties' disclosure schedule attached hereto (the "Seller Disclosure Schedule"), which shall refer to the relevant articles and clauses of this Agreement.

8.2    Seller Party Warranties

       The Seller Parties hereby jointly and severally represent and warrant to the Buyer Parties that each Seller Party Warranty set forth in Schedule
       8.2 is true, accurate and not misleading as at the date hereof.

8.3    Buyer Party Warranties

       The Buyer Parties hereby jointly and severally represent and warrant to the Seller Parties that each Buyer Party Warranty set forth in Schedule
       8.3 is true, accurate and not misleading as at the date hereof.

9.     Covenants by ASE

9.1    Pre-Completion Covenants

       No later than one (1) day prior to the Company Split Date, ASE Japan Co., Ltd. shall change its corporate name to such other name which does not include or is not similar to "ASE Japan", and immediately after the name change, notify NECY thereof in writing.

9.2    Use of "ASE Japan"

       ASE agrees (on behalf of itself and its Affiliates) that neither it nor any of its Affiliates will bring any claim or action against the Seller Parties, or any of their Affiliates or agents, with regard to the use of "ASE Japan" as the company name of the Company, subject to the Seller Parties' compliance with their obligations under Clause 12.1(a) and any express restrictions agreed by the Parties with respect to the use of the "ASE Japan" name, and except for any Damages regarding the use of "ASE Japan" as the Company's name to the extent attributable to actions of (i) the Seller Parties or (ii) the Company prior to the Completion Date that are not authorized by the Buyer Parties.

9.3    Transfer Restriction of Shares

       During the Supplying Period:

       (a) ASE shall hold more than two-thirds (2/3) of the voting rights of the issued and outstanding shares in the Buyer, and the Buyer shall hold more than two-thirds (2/3) of the voting rights of the issued and outstanding shares in the Company; and

       (b) The product of (i) ASE's ownership percentage of the voting rights of the issued and outstanding shares in the Buyer times (ii) the Buyer's ownership percentage of the voting rights of the issued and outstanding shares in the Company shall exceed fifty percent (50%).

9.4    Paid-in Capital

       During the Supplying Period, ASE shall cause the Company to maintain an amount of paid-in capital of greater than three hundred million Japanese yen (JPY 300,000,000) in order to prevent the Company from being categorized as a Subcontractor (shitauke jigyousha) under the Subcontractors Act. In the event that Article 2, Section 4 of the Subcontractors Act should be amended, then ASE shall cause the Company to maintain an amount of paid-in capital so that the Company will not be categorized as a Subcontractor (shitauke jigyosha) in relation to both NECY and NECEL under the Subcontractors Act.

9.5    Finance

       After the Completion Date, the Seller Parties shall not be responsible for any financial assistance required by the Company.

9.6    Books and Records

       ASE shall procure that:

       (a) the Company shall preserve (pursuant to a commercially reasonable retention program) until the fifth (5th) anniversary of the Completion the material books, records and documents of the Company relating to matters recorded therein which occurred on or before the Completion with respect to the Business; and

       (b) until the fifth (5th) anniversary of the Completion (or in the event of any claim being made by ASE under the Seller Party Warranties until such later time as the same is determined) NECY and its agents, accountants, lawyers and other professional advisers shall be allowed the right to inspect and, at NECY's expense, take copies of the books, records and documents (but in each case only in relation to matters recorded therein which occurred on or before the Completion) at all reasonable times upon NECY giving reasonable notice of such requirement to the Company. NECY's rights under this Clause may be exercised solely for purposes relating to the Transaction Documents or NECY's compliance with requirements of Governmental Authorities.

9.7    Continuation of Employees

       During the Supplying Period, ASE shall ensure that:

       (a) material changes to the employment terms (including compensation package and Benefit Plan) of the Transferred Employees or other restructuring of the Transferred Employees will not be implemented without prior written consent of NECEL, not to be unreasonably withheld, and shall comply with applicable Laws (including communications with labor unions); provided however that the following will not require NECEL's prior consent:

              (i) the termination of a Transferred Employee for breach of applicable employment terms, wrongdoing, misconduct or inadequate job performance (including failure to comply with management policies or directives) in accordance with applicable Laws; or

              (ii)   decisions regarding management personnel of the Company.

       (b) In the case of Clause 9.7(a)(i), the Company shall provide NECEL with a copy of the applicable employee termination notice not later than the earlier of (i) fourteen (14) days prior to the intended termination date, or (ii) such other date on which a notice to the employee is required under applicable Law. In the case of Clause 9.7(a)(ii), the Company shall provide written notice to NECEL at least fourteen (14) days prior to the applicable management personnel decision.

10.    Employee Arrangements

10.1 The Seller Parties shall use their commercially reasonable efforts to cause the Proposed Transferred Employees to transfer to the Company in connection with the Transactions as contemplated by this Agreement. In connection therewith:

       (a) The Parties acknowledge that certain of NECY's employees engaged in the Business will not be included in the Proposed Transferred Employees, even though such employees are entitled under Law to be transferred to the Company in the Company Split. NECY shall use its commercially reasonable efforts to obtain consents from these employees not to be transferred in the Company Split; and

       (b) The Parties acknowledge that certain of the Proposed Transferred Employees are not employees who would transfer to the Company by operation of Law in the Company Split. NECY shall use its commercially reasonable efforts to obtain consents from these Proposed Transferred Employees to transfer to the Company in connection with the Transactions.

10.2 The Seller Parties shall use their commercially reasonable efforts to cause all independent contractors, contract or temporary workers, leased employees, consultants and similar persons who provide services with respect to the Business to continue to provide such services to the Company following the Completion on terms no less favorable to the Company than the terms currently in effect.

10.3 Four identified individuals currently seconded to NECY and working in the Business will continue as seconded employees to the Company upon Completion; provided that the secondment term shall not be longer than four (4) years following the Completion Date without ASE's prior consent.

10.4   Pre-Completion Period Bonus

       (a) On June 18, 2004 or such other date as designated by NECY, the Company shall pay certain bonuses as designated by NECY to each of the Transferred Employees designated by NECY, which corresponds to the service period from October 1, 2003 to March 31, 2004 ("Pre-Completion Period Bonus").

       (b) Within five (5) Business Days following the Company's payment of the Pre-Completion Period Bonus, the Company shall notify NECY of the Pre-Completion Period Bonus payment, together with documentation which reasonably demonstrates that the Company has actually paid the Pre-Completion Period Bonus to the applicable Transferred Employees.

       (c) Within five (5) Business Days following the Company's notification of payment under Clause 10.4(b), NECY shall reimburse the Company for its payment of the Pre-Completion Period Bonus, such reimbursement to be made to the bank account designated by the Company in writing.

11.    Benefit Plan Arrangements

11.1 In principle, upon the completion of the Company Split, the Company shall succeed to and assume the Seller Benefit Plans with respect to the Transferred Employees for periods from and after the Company Split Date. For the avoidance of doubt, the treatment of Seller Benefit Plan Liabilities as part of the Excluded Liabilities (as provided in the definition of Excluded Liabilities) and the Company's indemnification rights under Clause 14.1(d) with respect to such Seller Benefit Plan Liabilities shall not be affected by this Clause and the Company's succession and assumption contemplated hereby.

11.2 The Seller Parties shall ensure that the Company will not at any time prior to Completion become subject to, or participate in, or incur any Liability with respect to the NEC Employee Pension Fund (NEC kigyou nenkin kikin).

11.3 As promptly as practicable following the date hereof, the Buyer Parties shall deliver a statement describing the Buyer Parties' intentions regarding a new health insurance plan that the Transferred Employees will participate in after the Completion Date.

11.4   NECY Plan Assets

       (a) At least two (2) weeks prior to the Company Split Date, NECY may submit a proposal to ASE for the post-Completion transfer to the Company of certain investment assets covering the Company's obligations under the NECY Plans, to the extent such assets relate to the PBO Liability (such assets contemplated to be transferred are described herein as the "NECY Plan Assets"). Such proposal shall include the estimated value of the NECY Plan Assets as of the Completion Date, and information (including fund trustee and other third party confirmation) about the feasibility of transferring the NECY Plan Assets to the Company. NECY and ASE shall discuss such proposal in good faith. If NECY and ASE agree on the estimated value of the NECY Plan Assets as of the Completion Date, such agreed value shall be netted against the reasonably estimated aggregate projected benefit obligation to the Transferred Employees as of the Completion Date under the NECY Plans in determining the amount of the PBO Liability, in accordance with the definition of such term.

       (b) If the Parties are not able to agree on the estimated value of the NECY Plan Assets as of the Completion Date, no such netting shall occur in determining the amount of the PBO Liability; provided that if NECY is able to achieve the transfer of such assets to the Company within a reasonable period of time following the Completion, ASE shall cause the Company to compensate NECY in the amount of such transferred assets promptly after such transfer.

12.    Covenants by the Seller Parties

12.1   Pre-Completion Covenants

       The Seller Parties shall observe each of the following covenants until the Completion Date:

       (a) NECY shall conduct the Business, and cause the Company to conduct the Business after the Company Split Date, only in the ordinary course; and

       (b) The applicable Seller Parties shall enter into the Transaction Documents with the Company at or prior to the Completion Date.

12.2   Interim Working Capital

       NECEL shall provide debt financing to the Company at an annual interest rate not to exceed 3-month Yen TIBOR as at 11am (Tokyo time) on the 2nd Business Day prior to the draw-down date plus 0.55% to finance the working capital requirements of the Company from the Company Split Date until the Completion. Repayment of such debt financing (the "Working Capital Loan") will be paid in full to NECEL at Completion as contemplated by Clause 7.4(b).

12.3   Access and Availability

       Between the date hereof and the Completion Date, the Seller Parties shall give ASE and its representatives reasonable access during normal business hours and upon reasonable notice to all the Facilities, financial data and other books and records of the Seller Parties, to the extent applicable to or in connection with the Business, the related assets and liabilities, the establishment of the Company, the Transaction Documents or compliance by ASE or its Affiliates with the requirements of Law or Governmental Authorities, and shall furnish ASE and its representatives with all such information related thereto and facilitate such compliance therewith, and with access to employees, representatives, independent contractors, consultants or similar persons, accountants, lawyers and other professional advisors of the Seller Parties as ASE may reasonably request, including actuarial and other information, assumptions, and materials relating to the deliveries by NECY pursuant to Clause 3.2; provided, however, that such access does not unreasonably disrupt the normal operations of NECY.

13.    Commercially Reasonable Efforts

       Each Party shall use its commercially reasonable efforts to cause the conditions to the other Party's Completion obligations in Article 6 to be satisfied as soon as practicable, including using its commercially reasonable efforts to obtain all material Governmental Approvals which are necessary for the consummation of the Transactions. Without limiting the foregoing, neither Party shall take any action that would reasonably be expected to cause any of the other Party's Completion conditions in
       Article 6 not to be satisfied as of the Completion.

14.    Indemnity

14.1   Indemnification by the Seller Parties

       The Seller Parties jointly and severally agree to pay, indemnify and hold harmless the Buyer Parties, the Company and their respective Affiliates, directors, officers, employees, agents and assigns (the "Buyer Indemnified Parties") from and against any and all losses, Liabilities, claims, damages, judgments, costs and expenses (including reasonable attorneys' fees) ("Damages") as a result of, or based upon or arising from:

       (a) the breach or inaccuracy of any of the Seller Party Warranties provided herein or in the certificate of the Seller Parties pursuant to Clause 6.2(e);

       (b) the facts and matters disclosed in Section 11 of the Seller Disclosure Schedule;

       (c) any breach or failure to perform any of the covenants, agreements or obligations of the Seller Parties in this Agreement; or

       (d) the Excluded Liabilities; provided that (i) the Seller Parties' indemnity obligations with respect to Warranty Liabilities that are part of the Excluded Liabilities shall expire upon the expiration of the applicable statute of limitations or effective term of the Law or Contract (as applicable) giving rise to the Warranty Liability, and (ii) the Seller Parties' indemnity obligations with respect to Environmental Liabilities that are part of the Excluded Liabilities shall expire on the fifth (5th) anniversary of the Completion Date, provided that if any claim or notice for indemnity hereunder with respect to Environmental Liabilities that are part of the Excluded Liabilities is given prior to the fifth (5th) anniversary of the Completion Date, then the liability of the Seller Parties for such claim shall continue indefinitely until such claim is finally resolved.

14.2   Indemnification by the Buyer Parties

       The Buyer Parties jointly and severally agree to pay, indemnify and hold harmless the Seller Parties and their respective Affiliates, directors, officers, employees, agents and assigns (the "Seller Indemnified Parties") from and against any and all Damages as a result of, or based upon or arising from:

       (a) the breach or inaccuracy of any of the Buyer Party Warranties provided herein or in the certificate of the Buyer Parties pursuant to Clause 6.1(d);

       (b) any breach or failure to perform any of the covenants, agreements or obligations of the Buyer Parties in this Agreement; or

       (c) the use of "ASE Japan" as the Company's name, subject to the Seller Parties' compliance with their obligations under Clause 12.1(a) and any express restrictions agreed by the Parties with respect to the use of the "ASE Japan" name, and except for any Damages regarding the use of "ASE Japan" as the Company's name to the extent attributable to actions of (i) the Seller Parties or
              (ii) the Company prior to the Completion Date that are not authorized by the Buyer Parties.

14.3   Effective Period

       The Liabilities of the Seller Parties under the Seller Party Warranties contained in Schedule 8.2 and of the Buyer Parties under the Buyer Party Warranties contained in Schedule 8.3 (and their respective indemnity obligations under this Article 14 with respect to such warranties) shall cease on the date which is eighteen (18) months after the Completion Date except that:

       (a) if any claim or notice for indemnity hereunder with respect to any Seller Party Warranties or Buyer Party Warranties is given prior to the termination of the applicable warranties under this clause, then the liability of the applicable Parties for such warranties shall continue indefinitely until such claim is finally resolved; and

       (b) the Seller Party Warranties under Clause 4(b) (Title of Shares), Clause 14 (Benefit Plans), Clause 17 (Environmental Matters) and Clause 19 (Taxes) of Schedule 8.2 shall continue through the expiration of the applicable statute of limitations.

14.4   Procedure for Indemnification

       A claim by the Seller Indemnified Parties to the Buyer Parties or by the Buyer Indemnified Parties to the Seller Parties for indemnification for any matter (other than an External Claim, which will be governed by Article 15) shall be made by written notice reasonably specifying the nature of the claim and the amount of Damages asserted to the extent known. Upon receipt of such notice, the indemnifying parties and indemnified parties shall negotiate in good faith for a period of up to sixty

       (60) days to agree on the amount of indemnifiable Damages suffered by the indemnified parties. If no agreement is reached within this sixty (60) day period, the Parties shall resolve the dispute in accordance with Clause 18.3 (for the avoidance of doubt, no further discussions between the Parties under Clause 18.3(a) shall be required as a condition to a Party's request for arbitration under Clause 18.3). The amount of Damages agreed by the Parties or the amount of Damages determined in accordance with Clause 18.3, as the case may be, is hereafter referred to as a "Claim Amount".

14.5   Limitations on Claim Amount

       (a) The Seller Parties shall have no Liability with respect to claims for indemnity under Clause 14.1(a) (i) for any single claim unless the Damages under such claim (together with all related claims) exceeds one million Japanese yen (JPY 1,000,000), or (ii) unless the aggregate Damages under all such claims from the Completion Date exceed fifty million Japanese yen (JPY 50,000,000), in which case the Seller Parties shall be liable (subject always to the other provisions of this Article 14) for the entire amount of such Damages. The Buyer Parties shall have no Liability with respect to claims for indemnity under Clause 14.2(a) (i) for any single claim unless the Damages under such claim (together with all related claims) exceeds one million Japanese yen (JPY 1,000,000), or (ii) unless the aggregate Damages under all such claims exceed fifty million Japanese yen (JPY 50,000,000), in which case the Buyer Parties shall be liable (subject always to the other provisions of this Article 14) for the entire amount of such Damages.

       (b) The aggregate indemnification obligations of the Seller Parties to the Buyer Indemnified Parties pursuant to Clause 14.1(a) or the Buyer Parties to the Seller Indemnified Parties pursuant to Clause 14.2(a) shall not exceed the amount equal to fifty percent (50%) of the sum of the Purchase Price plus the Seller Loan.

14.6   Adjustments

       Any Claim Amount shall be computed net of (i) any insurance proceeds received by the indemnified party and (ii) indemnification received by the indemnified party from a third party (other than a Seller Party or Buyer Party, as applicable) in connection with such claim. To the extent that a Claim Amount gives rise to a subsequently realized Tax Benefit to the indemnified party, the indemnified party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For purposes of this Clause 14.6, "Tax Benefit" means an amount by which the tax liability of the indemnified party (or group of corporations including the indemnified party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where the indemnified party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Claim Amount shall be deemed to be realized proportionately with any other losses, deductions, credits or items. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Article 14.6. The amount of the refunded reduction or payment shall be deemed a payment under this
       Article 14 and thus shall be paid subject to any applicable reductions under this Article 14.

14.7   Prompt Disclosure of Breach

       Until the 18-month anniversary of the Completion Date, each Party will promptly notify the other Party in writing of any matter or thing of which it may become aware which is a material breach of or is inconsistent with any of the warranties contained herein in any material respect; provided, that any failure or delay to give such notification shall not affect the indemnification provided under this Agreement except, and only, to the extent the indemnifying party shall have been actually prejudiced as a result of such failure or delay.

15.    External Claims

15.1   Notification and Consultation

       If an indemnified party becomes aware of any actual or threatened claim, demand or Proceeding asserted by any Person other than a Party or an Affiliate of a Party in relation to any matter to which the indemnities provided in Article 14 relate (an "External Claim"):

       (a) the indemnified party shall as soon as reasonably practicable after so becoming aware and in any event within twenty-five (25) Business Days notify the indemnifying party in writing of (and in reasonable detail regarding) the External Claim; provided, that any failure or delay to give such notification shall not affect the indemnification provided under this Agreement except, and only, to the extent the indemnifying party shall have been actually prejudiced as a result of such failure or delay; and

       (b) subject always to the condition, and only to the extent, that the interests of the indemnified party are not actually or potentially prejudiced thereby, the indemnified party shall thereafter consult with the indemnifying party in respect of the External Claim and permit the indemnifying party and its advisers reasonable access to relevant employees, premises, chattels, documents and records (including the right to take copies at indemnifying party's expense of such documents and records) for the purposes of investigating the External Claim and enabling the indemnifying party to take any action permitted by this Article 15.

15.2   Defense

       (a) The indemnifying party shall be entitled to participate in the defense of the External Claim and, if it so chooses, to assume and control the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party (which acceptance shall not be unreasonably withheld or delayed); provided that following such assumption the indemnifying party diligently conducts the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof, and to employ counsel at its own expense, provided that the indemnifying party shall be liable for all reasonable fees and expenses of such counsel in the circumstances set forth in Clause 15.2(b), it being understood that the indemnifying party shall control such defense and shall be empowered to make any settlement with respect to the External Claim that satisfies the conditions to the indemnified party's consent obligation pursuant to the last sentence of Clause 15.2(c).

       (b) The indemnifying party shall be liable for the reasonable fees and expenses of legal counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than the period prior to the date on which the indemnified party gives notice of the External Claim as provided above). Notwithstanding the foregoing, if (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of separate counsel for the indemnified party or (ii) the named parties (including any impleaded parties) to an External Claim include both the indemnifying party and the indemnified party and the indemnified party has been advised by legal counsel that there is material conflict of interest requiring or making it advisable that the indemnified party have separate legal counsel, the indemnifying party shall be liable for all reasonable fees and expenses of separate legal counsel for the indemnified party in connection with that External Claim.

       (c) Whether or not the indemnifying party assumes the defense of an External Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such External Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed). However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any External Claim in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge (i) provides for full settlement and complete release, without any equitable award or relief, and (ii) by its terms (or pursuant to a binding commitment of the indemnifying party) obligates the indemnifying party to pay the full amount of the liability in connection with such External Claim (subject to the provisions of Clause 14.5).

16.    Confidentiality

16.1 Each Party (the "Recipient") shall maintain in confidence all information (whether documentary, computerized or oral) furnished by or on behalf of the other Party (the "Disclosing Party") or which otherwise comes into the possession of the Recipient as a result of entering into this Agreement or the Transactions to be consummated at or prior to the Completion (the "Confidential Information"), shall use such Confidential Information only for purpose of fulfilling the terms of this Agreement and shall not disclose any such Confidential Information to a third party or make any unauthorized use thereof. Further, the Parties hereby confirm that the information provided from NECEL or NECY to ASE or the Buyer or those from ASE or the Buyer to NECEL or NECY pursuant to the Mutual Non-disclosure Agreement shall be included in the Confidential Information.

16.2 Each Recipient shall treat such Confidential Information with the same degree of care against disclosure or unauthorized use which it affords to its own confidential information of a similar nature or a reasonable degree of care, whichever is greater. The obligation of confidential treatment shall not apply to any Confidential Information that:

       (a) was or has become generally available in the public domain other than through unauthorized or improper disclosure by the Recipient;

       (b) was in the Recipient's possession prior to disclosure by the Disclosing Party as evidenced by documentary records;

       (c) was independently developed by the Recipient, provided that the person(s) developing the same did not have prior access to Confidential Information received from the Disclosing Party; or

       (d) was received from a third party who had a right to disclose such information.

       Notwithstanding the foregoing, (1) at the Completion, the obligations of the Buyer Parties under the Mutual Non-disclosure Agreement and this
       Article 16 with respect to all information relating to the Business shall terminate; and (2) from and after the Completion, the Seller Parties shall, and shall cause their Affiliates to, treat all information related to the Business (including all information related to the Business and disclosed to the Seller Parties and their Affiliates by the Buyer Parties or held or owned by the Seller Parties or their

       Affiliates prior to Completion, and excluding information which (i) was or has become generally available in the public domain other than through unauthorized or improper disclosure by the Seller Parties, (ii) is independently developed by the Seller Parties after the Completion, (iii) is received from a third party who has a right to disclose such information after the Completion, or (iv) generally relates to NECEL's assembly and test business) as Confidential Information in accordance with this Article 16.

16.3 In furtherance, and not in limitation, of the foregoing, each Recipient agrees to do the following with respect to all such Confidential
       Information:

       (a) instruct and require all of its officers, directors, employees, agents, representatives or independent contractors (the "Representatives") to maintain the confidentiality of such Confidential Information and not to use such Confidential Information except as expressly permitted herein; and

       (b) restrict such Confidential Information to those of its Representatives who have a "need to know" consistent with the purposes for which such Confidential Information was disclosed.

16.4 In the event that a Recipient or any of its respective Representatives is requested pursuant to or required by the disclosure requirements of any Law, rule, regulation or form of any Governmental Authority or by oral questions, interrogatories, requests for information or documents by any Governmental Authority or other Person in legal proceedings, subpoenas, civil investigative demands or other similar processes to disclose any of the Confidential Information received from the Disclosing Party, the Recipient or the Representative who has been so requested or required shall provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may object to production, seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement.

16.5 Each of the Recipients and their respective Representatives, as applicable, shall exercise their respective commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded such Confidential Information. If in the absence of a protective order or other appropriate remedy or the receipt of a waiver of the Disclosing Party, the Recipient or any of its Representatives is nonetheless legally required or compelled to disclose such Confidential Information, including to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Recipient or its Representative may, without liability hereunder, disclose only that portion of the Confidential Information which is legally required to be disclosed.

17.    Termination

17.1   This Agreement may be terminated at any time prior to the Completion
       Date:

       (a)    By consent in writing of ASE and NECY.

       (b) By ASE or NECY, effective immediately upon written notice to the other party, if there has been a material violation or material breach by the other party of any representation, warranty, covenant or agreement contained herein, which violation or breach shall not have been cured or corrected by the violating or breaching party within twenty (20) Business Days after receipt of notice thereof, describing such violation or breach in reasonable detail.

       (c) By ASE or NECY, effective immediately upon written notice to the other party, if the Completion has not occurred by October 31, 2004, other than through the failure of the terminating party to comply with its obligations hereunder.

17.2   Effect of Termination

       If this Agreement is terminated pursuant to Clause 17.1, no Party shall have any Liability in respect of this Agreement, except for any Liabilities arising from (i) any material breach of any covenant contained herein occurring prior to such termination, or (ii) any material and intentional inaccuracy in any representation or warranty contained herein occurring prior to such termination; provided that
       Article 14 (Indemnity), Article 16 (Confidentiality) and Article 18 (Miscellaneous) shall remain in full force and effect following such termination.

18.    Miscellaneous

18.1   Notices

       Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (c) if by international courier service, on the third (3rd) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

              If to NECY:

                 NEC Yamagata, Ltd.
                 1863 Iryuuda
                 Takahata-machi, Higashi Okitama-gun
                 Yamagata 992-0324, Japan

                 Attention:  President
                 Telephone:  +81-235-24-1911
                 Facsimile:  +81-235-29-2840

              If to NECEL:

                 NEC Electronics Corporation
                 1753 Shimonumabe
                 Nakahara-ku, Kawasaki
                 Kanagawa 211-8668, Japan

                 Attention:  Vice President, Corporate Strategic Planning Unit
                 Telephone:  +81-44-435-1410
                 Facsimile:  +81-44-435-1870

              If to ASE:

                 Advanced Semiconductor Engineering, Inc.
                 Rm. 1901, TWTC Int'l Trade Bldg.
                 19/F, 333, Keelung Rd., Sec. 1
                 Taipei 110, Taiwan R.O.C.

                 Attention:  Mr. John Ho
                 Telephone:  +886-2-8780-5489
                 Facsimile:  +886-2-2757-6121

              If to the Buyer:

                 J&R Holding, Ltd.
                 Canon's Court
                 22 Victoria Street
                 Hamilton HM 12, Bermuda

       Any Party may alter its notice address by notifying the other Parties of such change of address in conformity with the provisions of this Clause.

18.2   Governing Law

       This Agreement shall be construed in accordance with and governed by the laws of Japan, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Japan to the rights and duties of the Parties.

18.3   Dispute Resolution

       (a) In the event that a Dispute arises hereunder, the Parties shall engage in mutual good faith discussions to promptly resolve the Dispute. Such discussions shall include, at a minimum, meetings and good faith discussions between representatives of each Party over the forty-five (45) day period commencing with initial notice of the Dispute.

       (b)    If the Dispute has not been resolved by the end of such forty-five
              (45) day period, then senior representatives of each Party shall engage in meetings and good faith discussions over the succeeding forty-five (45) day period. During such meetings and discussions, such representatives shall discuss a variety of options for resolving the Dispute. If the Dispute has not been resolved by the end of such second forty-five (45) day period, such Dispute shall be settled by binding arbitration in accordance with this Clause.

       (c) Each arbitration hereunder shall be administered by the Japan Commercial Arbitration Association in accordance with its Commercial Arbitration Rules then in effect by three independent and impartial arbitrators. Two arbitrators shall be selected by the respective Parties, one by the claimant(s) and one by the respondent(s). The third arbitrator shall be appointed by the two Party-appointed arbitrators or by the Japan Commercial Arbitration Association if such two arbitrators cannot agree. The place of the arbitration shall be Tokyo, Japan. The language(s) of the arbitration shall be English, in which all of the arbitrators shall be fluent.

       (d) Each Party may demand arbitration by filing a written demand with the other Party within one hundred eighty (180) calendar days after the expiration of the second forty-five (45) day period described above. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including the termination of this Agreement in accordance with its terms. Notwithstanding the foregoing, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators. The award rendered in an arbitration hereunder shall be final and non-appealable. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

18.4   Consequential and Other Damages

       In no event will a Party be liable under any contract, negligence, strict liability or other theory for any indirect, incidental, consequential, punitive or other special damages (including without limitation lost profits).

18.5   Amendment

       This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by each of the Parties.

18.6   Remedies

       Except as expressly provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

18.7   Waiver

       (a) A Party may waive compliance by another Party with any term or provision of this Agreement; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

       (b) Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

18.8   Assignments Prohibited; Successors and Assigns

       No Party shall assign, or suffer or permit an assignment of, its rights or obligations under or its interest in this Agreement without the prior written consent of the other Parties. Any purported assignment or other disposition by a Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

18.9   No Third-Party Beneficiaries

       Subject to the rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Article 14, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and its respective successors and permitted assigns, and the Parties do not intend to confer third-party beneficiary rights upon any other Person.

18.10  Severability

       If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provisions will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

18.11  Interpretation

       The table of contents and any article, section, subsection, or clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but (is/are) not limited to." The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference). Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

18.12  Number of Days

       In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a day that is not a Business Day, then the final day shall be deemed to be the next Business Day respectively.

18.13  Construction

       This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any of the Parties.

18.14  Expenses of the Parties

       Each Party shall bear the expenses incurred by such Party in connection with the negotiation and execution of this Agreement.

18.15  Independent Contractor

       Each Party is acting as an independent contractor and not as an agent of the other Parties hereto, and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship of any kind among the Parties hereto. No Party shall hold itself out as having authority to create binding obligations for the Parties.

18.16  Language

       This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.

18.17  Entire Agreement

       This Agreement and the Transaction Documents contain the entire understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, among the Parties. The Parties intend that this Agreement and the Transaction Documents shall be the several, complete and exclusive embodiment of their agreement with respect to the subject matter hereof, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement or the Transaction Documents shall not be admissible in any Proceeding concerning this Agreement or the Transaction Documents. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

18.18  Counterparts

       This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Share Sale and Purchase Agreement to be executed by its duly authorized officers as of the day and year first above written.



                                  NECY:  NEC Yamagata, Ltd.


                                             By: /s/ Hiroshi Aoyama
                                                 -------------------------------
                                             Name:  Hiroshi Aoyama
                                             Title: President



                                  NECEL: NEC Electronics Corporation


                                             By: /s/ Kyoji Yamamoto
                                                 -------------------------------
                                             Name:  Kyoji Yamamoto
                                             Title: Executive Vice President
                                                    and Member of the Board



                                  ASE:  Advanced Semiconductor Engineering, Inc.


                                             By: /s/ Jason Chang
                                                 -------------------------------
                                             Name:  Jason Chang
                                             Title: Chairman & CEO



                                  Buyer:   J&R Holding Ltd.


                                             By: /s/ Jason Chang
                                                -------------------------------
                                             Name:  Jason Chang
                                             Title: Chairman

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 1.1(i)                       Lease Agreement Terms
Schedule 1.1(ii)                      Additional Transaction Documents
Schedule 7.3(g)                       Directors and Auditors of the Company
Schedule 8.2                          Seller Party Warranties
Schedule 8.3                          Buyer Party Warranties

Exhibit 1.1(i)                        Services Agreement
Exhibit 4(c)                          Company's Articles of Incorporation

Seller Disclosure Schedule
Attachment 10(a)(1) to Seller Disclosure Schedule
Attachment 10(a)(2) to Seller Disclosure Schedule
Attachment 10(a)(3) to Seller Disclosure Schedule
Attachment 10(a)(4) to Seller Disclosure Schedule

                     SCHEDULE 1.1(i): LEASE AGREEMENT TERMS


1. The Lease Agreements for the Facilities will be discussed and executed prior to the Completion.


2.     Lease Agreement for Takahata Factory Premises

2.1    The Company will lease land and building from NECY.

2.2    Rent will be at a level consistent with the prevailing market rate.

2.3 Term will be 4 years plus the Company's option to extend for another 4-year period.


3.     Lease Agreements for Facility 1 Premises and Facility 2 Premises

3.1 NECY will sublease the Facility 1 Premises and the Facility 2 Premises to the Company under the current terms; provided however, the terms and conditions of such subleases will be changed accordingly if the terms and conditions of the Prime Leases change (the Parties shall meet and discuss in good faith any such anticipated changes).

3.2 The Buyer Parties and the Seller Parties shall discuss whether there is a way to extend the lease term to 4 years, plus the Company's option to extend for another 4-year period.

4. All fixtures and improvements attached to the building will be transferred to the Company in the Company Split. These fixtures and improvements will be depreciated over the lease term. The Company will have the right to sell the fixtures and improvements back to NECY upon termination or expiration of the applicable Lease Agreement at book value net of accumulated depreciation.


5. The Lease Agreements shall contain other leasing arrangements to be mutually agreed by the Parties.

               SCHEDULE 1.1(ii): ADDITIONAL TRANSACTION DOCUMENTS


At the Completion, each of the following additional Transaction Documents shall be entered into:

1. The Seller Parties and the Company shall enter into an IT Services Agreement, under which the Seller Parties shall provide certain IT services to the Company reasonably necessary to continue its operations for an agreed period after the Completion. Such IT Services Agreement shall be in form and substance (including price for such services) reasonably acceptable to the Parties and in accordance with the Services Agreement.


2. The Seller Parties and the Company shall enter into a Transitional Services Agreement, under which the Seller Parties shall provide certain transitional services to the Company reasonably necessary to continue its operations for an agreed period after the Completion. Such Transitional Services Agreement shall be in form and substance (including price for such services) reasonably acceptable to the Parties and in accordance with the Services Agreement.

             SCHEDULE 7.3(g): DIRECTORS AND AUDITORS OF THE COMPANY



1.       Directors

Nobukatsu Manabe
Hideto Goto
Hiroshi Aoyama


2.       Auditor

Junshi Yamaguchi

                      SCHEDULE 8.2: SELLER PARTY WARRANTIES

1.     Organization and Standing.

       Each Seller Party is, and upon its establishment in the Company Split and at Completion the Company will be, a corporation duly organized and validly existing under the laws of Japan. NECY has, and upon its establishment in the Company Split and at Completion the Company will have, all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold the Business Assets and to carry on the Business as presently conducted.

2.     Authorization; Validity; Enforceability.

       (a) Each Seller Party has, and upon its establishment in the Company Split and at Completion the Company will have, all requisite corporate power and authority to enter into and perform its obligations under each Transaction Document to which it is a party.

       (b) The execution, delivery and performance by each Seller Party of this Agreement and each other Transaction Document to which it is a party has been, and at Completion the execution, delivery and performance by the Company of each Transaction Document to which it is a party will be, duly authorized by all necessary corporate action on the part of the applicable entity.

       (c) This Agreement has been, and at Completion each other Transaction Document to which a Seller Party or the Company is a party will be, duly executed and delivered by the applicable entity. This Agreement constitutes, and at Completion each other Transaction Document to which a Seller Party or the Company is a party will constitute, the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms.

3.     No Conflicts.

       (a) Conflicts. The execution and delivery by each Seller Party and the Company of each Transaction Document to which it is a party does not and will not, and the performance by each such entity of its obligations thereunder will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit by any Seller Party or the Company under, or result in or require the creation, imposition or extension of any Encumbrance upon any Business Asset under (1) the Charter Documents of any Seller Party or the Company, (2) any Contract to which a Seller Party or the Company is a party or is otherwise bound, or to which any Business Asset is subject, or (3) any Law applicable to any Seller Party or the Company.

       (b) Approvals. Except as set forth on Section 3(b) of the Seller Disclosure Schedule, the consummation of the Transactions will not require any Approval to be obtained or made by any Seller Party or the Company.

       4.     The Company.

              (a) Upon the Company's establishment in the Company Split and at Completion:

                     (i) the Company shall have the authorized, issued and outstanding capital stock set forth in Section 4(a) of the Seller Disclosure Schedule;

                     (ii) all issued and outstanding shares of capital stock of the Company will have been duly authorized and validly issued, will be fully paid and nonassessable, and will have been issued in full compliance with all Japanese laws.

                     (iii) there will be no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights or Contracts to acquire any of the Company's securities, except for the Buyer's right to purchase the Shares under this Agreement; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any of the Company's securities; or (iii) Contracts under which the Company may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities.

       (b) Upon the Company's establishment in the Company Split and immediately prior to Completion, NECY will be the sole record and beneficial owner of the Shares, free and clear of all Encumbrances, and will transfer and deliver to the Buyer at the Completion valid title to the Shares, free and clear of all Encumbrances.

       (c) Upon its establishment in the Company Split and at Completion, the Company's Articles of Incorporation will be in the form of Exhibit 4(c). Upon its establishment in the Company Split and at Completion, the Company shall not be in violation of any of the provisions of its Articles of Incorporation or of any of the resolutions of its stockholders, boards of directors or committees thereof.

       (d) Upon its establishment in the Company Split and at Completion, the Company will not have any subsidiaries.

5.     Estimated Completion Date Balance Sheet.

       The Estimated Completion Date Balance Sheet delivered as described in Clause 3.2(a) will be prepared in good faith in accordance with GAAP and practices consistently applied.

6.     No Undisclosed Liabilities.

       Upon the consummation of the Company Split and at Completion, the Company will have no off-balance sheet financing or similar financing arrangements and no Liabilities which are required to be provided for or reserved against on a balance sheet prepared in accordance with GAAP, except for such Liabilities that are reflected or reserved against on the Final Completion Date Balance Sheet.

7.     Absence of Certain Changes.

       Since September 30, 2003, the Business has been conducted in the ordinary course consistent with past practices, and there has been no change, event or circumstance relating to the Business which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

8.     Business Assets.

       (a) The Business Assets constitute all of the assets necessary to permit the Company to conduct the Business after the Completion in a manner substantially equivalent to the manner as the Business is conducted as of the date hereof, in compliance with all Laws, Governmental Approvals and Contracts applicable to the Business.

       (b) NECY has, and at Completion the Company will have, good and valid title to (or valid leases or licenses in respect of) all the Business Assets, in each case free and clear of all Encumbrances except Permitted Encumbrances.

       (c) All tangible Business Assets (including such assets that are subject to leases and similar arrangements) are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the purpose for which they are used.

9.     Facilities.

       (a) NECY is the owner of the Takahata Factory and NEC Corporation is the owner of the land on which the Takahata Factory is constructed, in each case free and clear of all Encumbrances except Permitted Encumbrances. The Facilities constitute the only real property at which the Business is conducted.

       (b) Each Prime Lease is the valid and binding obligation of NECY and, to the knowledge of NECY, of the landlord thereunder. NECY has performed all obligations required to be performed by NECY under each Prime Lease, and no event has occurred that would render NECY (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of NECY, no event has occurred that would render the landlord under either Prime Lease (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder.

       (c) The Takahata Factory and, to NECY's knowledge, the Facility 1 Premises and the Facility 2 Premises are in compliance with all applicable Laws and Governmental Approvals. All structures, buildings, building systems and other improvements at the Takahata Factory and, to NECY's knowledge, at the Facility 1 Premises and the Facility 2 Premises, are in working order and repair (fair wear and tear excepted) and are suitable for the conduct of the Business thereat.

10.    Material Contracts.

       (a) All Contracts that will be transferred to the Company in the Company Split (i) were entered into by NECY in the ordinary course of the Business, (ii) contain terms and conditions that are commercially reasonable with respect to the Business, and (iii) do not provide for termination fee obligations or other potential Liabilities that are materially adverse to the Company. Except as disclosed on Section 10(a) of the Seller Disclosure Schedule, none of the Contracts that will be transferred to the Company in the Company Split (1) are materially important to the Business (singly or together with all related Contracts) and (2) in the event of termination or expiration, would be difficult for the Company to replace with Contracts containing terms and conditions that are not materially adverse in the aggregate as compared to the terminated or expired Contracts. Except as disclosed on Section 10(a) of the Seller Disclosure Schedule, each Contract that will be transferred to the Company in the Company Split and that provides for payment or performance by either party thereto having an aggregate value (alone or with related Contracts) exceeding or reasonably likely to exceed ten million Japanese yen (JPY 10,000,000) will expire in accordance with its terms or can be terminated by the Company without payment or penalty prior to the third anniversary of the Completion Date.

       (b) Each Contract that will be transferred to the Company in the Company Split and that (alone or with related Contracts) is material to the Business (collectively, the "Material Contracts") is the valid and binding obligation of NECY (and immediately prior to the Completion, of the Company) and, to the knowledge of NECY, of each other party thereto. NECY has performed (and immediately prior to the Completion, the Company shall have performed) all obligations required to be performed by it under the Material Contracts, and no event has occurred that would render it (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of NECY, no event has occurred that would render any other party to a Material Contract (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder.

11.    Intellectual Property.

       To NECY's knowledge, the conduct of the Business as conducted immediately prior to the Completion does not infringe, constitute a misappropriation or use or disclose in an unauthorized manner any intellectual property right of any Person. NECY has not received any written notice or proposal for licensing or similar arrangement alleging any such actual or potential infringement, misappropriation or unauthorized use or disclosure. To NECY's knowledge, NECY has not received any written proposal indicating that a license under the intellectual property rights of any third party is necessary in order to conduct the Business as it is conducted immediately prior to the Completion.

12.    Customers and Suppliers.

       The Seller Parties have not received written notice to the effect that the benefits of any material relationship of NECY or its Affiliates with customers or suppliers with respect to the Business will not continue to be available to the Company after the Completion Date.

13.    Employment.

       (a) The list of Proposed Transferred Employees shall upon delivery in accordance with Clause 3.2(d) correctly reflect the grade, salaries, wages and other compensation, participation in Seller Benefit Plans, dates of employment or service, and positions of the Proposed Transferred Employees. None of the Transferred Employees has been granted the right to continued employment or engagement by NECY, any of its Affiliates or the Company, or to any compensation following or in connection with termination of employment or engagement with NECY, any of its Affiliates or the Company, subject to any rights to receive such compensation pursuant to applicable Law.

       (b) Neither the execution and delivery of the Transaction Documents nor the consummation of the Transactions contemplated thereby will result in or give rise to (i) any Liability of the Company to make any severance, retention, termination, "golden parachute" or other payment to any Transferred Employee, or (ii) the acceleration of any other rights or benefits to any Transferred Employee (including vesting and payments with respect to equity incentives and other rights under Seller Benefit Plans), in each case whether pursuant to a Seller Benefit Plan, Contract, Law or otherwise.

       (c) There are no claims or Proceedings against or affecting NECY pending, or to NECY's knowledge, threatened by or pertaining to any Transferred Employee. NECY has complied with all Laws related to the employment or engagement of the Transferred Employees, including Laws related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers' compensation, severance, employee handbooks or manuals, collective bargaining, unfair labor practices and the payment of social security and other Taxes and withholding obligations relating thereto.

       (d) Except as set forth in Section 13(d) of the Seller Disclosure Schedule, none of NECY or its Affiliates is a party to or is otherwise subject to any obligations relating to any collective bargaining Contract with respect to the Transferred Employees. There is no labor strike, slowdown or stoppage with respect to the Transferred Employees pending or, to NECY's knowledge, threatened against NECY.

       (e) NECY has no knowledge that any of the Key Employees and not more than an immaterial number of the Transferred Employees have objected to the proposed Transactions or indicated their intent to terminate their employment or service with NECY or the Company.

14.    Benefit Plans.

       Each Seller Benefit Plan that the Company will succeed to and assume upon the consummation of the Company Split as described in Clause 11.1 complies by its terms and in operation with the requirements provided by applicable Laws, except for matters that, individually or in the aggregate, would not have a Material Adverse Effect. Such Seller Benefit Plans contain terms that in the aggregate are materially consistent with customary and reasonable Benefit Plan practices in Japan.

15.    Compliance with Laws.

       The Seller Parties are and have been in compliance with all Laws that are applicable to the Business or the Business Assets, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a material failure to comply with, any such Law. The Seller Parties have not received any notice from any Person regarding any actual, alleged or potential material violation of any Law applicable to the Business or the Business Assets.

16.    Governmental Approvals.

       The Seller Parties and their applicable Affiliates have obtained and are in compliance with all Governmental Approvals that are necessary in connection with the Business and the Business Assets, and all such Governmental Approvals are in full force and effect. Each such Governmental Approval will remain in full force and effect in favor of the Company upon consummation of the Company Split and upon Completion without notice to or approval by any Person, without additional payment and without any modification of rights and privileges thereunder, except for post-Completion notice filings or Approvals that will be made or obtained as a matter of routine and the failure to make any such filings or obtain any such Approvals will not have a Material Adverse Effect. There is no pending or, to NECY's knowledge, threatened Proceeding with respect to the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. No fines or penalties are due and payable in respect of any such Governmental Approval or any violation thereof.

17.    Environmental Matters.

       To the knowledge of NECY:

       (a) The Business has been and is being conducted in compliance with applicable Environmental Laws, including with respect to the storage, release or disposal of Hazardous Materials.

       (b) The Seller Parties and their Affiliates have timely filed all material reports, obtained all material Approvals and generated and maintained all material data, documentation and records required under any applicable Environmental Laws relating to the Business and their respective properties relating thereto.

       (c) None of the Seller Parties or their Affiliates has received any notice from any Governmental Authority advising it that it is or may be responsible for any Environmental Liabilities relating to the Business.

18.    Proceedings and Orders.

       There is no Proceeding pending or, to the knowledge of NECY, threatened against or affecting the Business, any Business Assets, or any Seller Party or their respective Affiliates with respect thereto. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

19.    Taxes.

       (a) Each Tax Return required to be filed by any Seller Party relating in whole or in part to the Business ("Business Tax Returns"), to the extent required by applicable Law to be filed before the date hereof, has been filed, and each filed Business Tax Return is true, correct and complete. All Taxes shown to be payable on such Business Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable relating in whole or in part to the Business, whether or not shown on such Business Tax Returns, for any period ending prior to or including the Completion Date. No Affiliate of the Seller Parties has been required to file Tax Returns relating to the Business.

       (b) NECY has delivered or made available to ASE correct and complete copies of all Business Tax Returns filed by the Seller Parties or their Affiliates for all periods ending on or after March 31, 1999, and copies of all Tax examination reports and notices of deficiency or assessment with respect to any Business Tax Returns received by any Seller Party or its Affiliates after March 31, 1999.

       (c) (i) No Seller Party or any of its Affiliates has (and upon the consummation of the Company Split, the Company will not have) any Liability for Taxes relating to the Business by Contract with any other Person (including any tax sharing or tax indemnity agreement); and (ii) there are no Encumbrances for Taxes on the Business Assets, other than statutory Encumbrances for Taxes not yet due.

       (d)    No Business Tax Return filed or required to be filed within seven
              (7) years prior to the date hereof has been audited or is currently the subject of audit or any Tax-related Proceeding by any Governmental Authority and, to NECY's knowledge, no such audit or Proceeding is threatened. None of the Seller Parties or their Affiliates has waived any statute of limitations in respect of any Tax related to the Business, which waiver remains in effect.

       (e) No Seller Party or its Affiliates is a party to or the subject of any closing agreement, private letter ruling, technical advice memoranda or advance pricing agreement in respect of any Tax related to the Business with any Governmental Authority.

20.    Accuracy of Information.

       All information provided by the Seller Parties or their respective agents and representatives to ASE or its agents and representatives in connection with this Agreement is true and correct in all material respects as of the respective dates of such information and does not omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the respective dates of such information; provided that no representation or warranty is made by the Seller Parties as to any financial forecasts or projections furnished to ASE or its agents or representatives, except that such financial forecasts and projections have been prepared in good faith based on assumptions that are believed by the Seller Parties to have been reasonable at the time or times made.

                      SCHEDULE 8.3: BUYER PARTY WARRANTIES

1.     Organization and Standing.

       Each Buyer Party is a corporation duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated.

2.     Buyer

       (a) ASE is the sole record and beneficial owner of all issued and outstanding shares of capital stock of Buyer, free and clear of all Encumbrances.

       (b) There are no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights or Contracts to acquire any of Buyer's securities; (ii) outstanding securities, instruments or obligations that are owned by a Person other than ASE and that are or may become convertible into or exchangeable for any of Buyer's securities; or (iii) Contracts under which the Buyer may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities to a Person other than ASE.

3.     Authorization; Validity; Enforceability.

       (a) Each Buyer Party has all requisite organizational power and authority to enter into and perform its obligations under each Transaction Document to which it is a party.

       (b) The execution, delivery and performance by each Buyer Party of this Agreement and each other Transaction Document to which it is a party has been duly authorized by all necessary organizational action on the part of such Buyer Party.

       (c) This Agreement has been, and at Completion each other Transaction Document to which a Buyer Party is a party will be, duly executed and delivered by such Buyer Party. This Agreement constitutes, and at Completion each other Transaction Document to which a Buyer Party is a party will constitute, the legal, valid and binding obligation of such Buyer Party, enforceable against such entity in accordance with its terms.

4.     No Conflicts.

       (a) Conflicts. The execution and delivery by each Buyer Party of each Transaction Document to which it is a party does not and will not, and the performance by each Buyer Party of its obligations thereunder will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit by any Buyer Party under, (1) the Charter Documents of any Buyer Party, (2) any Contract to which a Buyer Party is a party or is otherwise bound, or (3) any Law applicable to any Buyer Party, except in each case for any matters that would not have a material adverse effect on the ability of the Buyer Parties to enter into and perform their obligations under the Transaction Documents.

       (b) Approvals. Except for the foreign exchange report to be submitted in connection with the purchase of the Shares to the Ministry of Economy, Trade and Industry (METI) and the Ministry of Finance, the consummation of the Transactions will not require any Approval to be obtained or made by either Buyer Party.

                       EXHIBIT 1.1(i): SERVICES AGREEMENT

                EXHIBIT 4(c): COMPANY'S ARTICLES OF INCORPORATION

(Translation)

                            ARTICLES OF INCORPORATION
                                       OF
                               ASE JAPAN CO., LTD.


                                    CHAPTER I
                               GENERAL PROVISIONS

Article 1. (Trade Name)

     The name of the Company shall be ASE Japan Kabushiki Kaisha and shall be called ASE Japan Co., Ltd. in English.

Article 2. (Purpose)

     The purposes for which the Company is established are:

     (a)  Manufacture and sale of electronic components; and
     (b)  Any and all other business incidental to the foregoing item.

Article 3. (Location of Head Office)

     The head office of the Company shall be located in Yokohama, Kanagawa, Japan.

Article 4. (Method of Giving Public Notice)

     Public notices of the Company shall be given in the Official Gazette.


                                   CHAPTER II
                                     SHARES

Article 5. (Total Number of Shares Authorized to be Issued)

     The total number of shares authorized to be issued by the Company shall be twenty eight thousand (28,000) shares.

Article 6. (Share Certificates)

     Share certificates shall be issued by the Company in denomination of one share, ten (10) shares, one hundred (100) shares and one thousand (1,000) shares. Provided, however, that in case where it is necessary, the Company shall issue the share certificate representing other number of shares.

Article 7. (Restriction on Transfer of Shares)

     Any transfer of shares of the Company shall be subject to approval of the Board of Directors.

Article 8. (Share Handling Regulations)

     The registration of transfer of shares, registration of pledge, indication of trust property, reissuance of share certificates and other matters relating to handling of shares and required fee in connection therewith shall be governed by the Share Handling Regulations determined by the Board of Directors.

Article 9. (Record Date)

     The Company will treat the shareholders entered in the Shareholder Register as of the end of each fiscal year to be the shareholders who are entitled to exercise the rights of shareholders at the Ordinary General Meeting of Shareholders for that fiscal year. (2) In addition to the preceding paragraph, the Company may determine the record date with prior public notice by resolution of the Board of Directors whenever necessary.


                                   CHAPTER III
                         GENERAL MEETING OF SHAREHOLDERS

Article 10. (Place of General Meetings of Shareholders)

     General meetings of shareholders shall be held in the area where the head office is located, Takahata-machi, Higashiokitama-gun, Yamagata or adjacent area thereof.

Article 11. (Convocation)

     The ordinary general meeting of shareholders of the Company shall be convened within three (3) months from the following day of the last day of the fiscal year, and extraordinary general meetings of shareholders may be convened whenever necessary.

     (2) Except as otherwise stipulated in provision of law, the general meetings of shareholders of the Company shall be convened by the Representative Director in accordance with a resolution of the Board of Directors. If there are two or more Representative Directors, it shall be in an order previously determined by the Board of Directors.

Article 12. (Chairman)

     The President shall act as Chairman at the general meetings of shareholders. In the event that the President is prevented from presiding at the meeting, another Director shall take his place in an order previously determined by the Board of Directors.

Article 13. (Method of Resolutions)

     Resolutions of a general meeting of shareholders shall be adopted by at least a majority of the voting rights of the shareholders present at the meeting.

Article 14. (Voting by Proxy)

     A shareholder is entitled to exercise his voting rights by proxy; provided, however, that the person designated to exercise such rights pursuant to such proxy shall submit to the Company before the holding of a general meeting of shareholders a document attesting to his power of representation.

Article 15. (Minutes)

     A summary of the proceedings at a general meeting of shareholders and the results thereof shall be recorded in the minutes and the chairman and Directors present thereat shall affix their names thereto.

     (2) These minutes stipulated in the preceding paragraph shall be kept at the head office of the Company for ten (10) years and at the branch office of the Company for five (5) years.


                                   CHAPTER IV
                        DIRECTORS AND BOARD OF DIRECTORS

Article 16. (Number of Directors)

     The Company shall have a maximum of ten (10) Directors.

Article 17. (Resolution of Election of Directors)

     The Directors shall be elected by at least a majority of the voting rights of the shareholders present at a general meeting of shareholders at which shareholders representing one-third (1/3) or more of the total voting rights shall be present.

     (2) Cumulative voting shall not be applicable for the resolution described in the preceding paragraph.

Article 18. (Term of Office of Directors)

     The term of office of a Director shall expire upon the conclusion of the ordinary general meeting of shareholders held in respect of the last fiscal year ending within two (2) years after his assumption of office.

     (2) The term of office of a Director elected to fill a vacancy or to meet an increase in the number of Directors shall expire at such time as the term of office of the other Directors then in office is to expire.

Article 19. (Representative Directors, etc.)

     The Representative Directors of the Company shall be elected from among the Directors by resolutions of the Board of Directors.

     (2) The Board of Directors may, by its resolution, elect one President and a few Senior Managing Director, Managing Director or other Directors with special titles.

Article 20. (Meeting of the Board of Directors)

     The Board of Directors shall decide the management of the business of the Company according to the law or these Articles of Incorporation.

     (2) Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors to be adopted by the Board of Directors.

     (3) To convene a meeting of the Board of Directors, a notice shall be issued to each Director and Statutory Auditor at least three (3) days prior to the date of meeting; provided, however, that such term of notice may be shortened or dispensed with in case of emergency.

Article 21. (Remuneration and Retirement Allowances)

     Remuneration and retirement allowances to Directors shall be determined by resolutions of a general meeting of shareholders.


                                    CHAPTER V
                               STATUTORY AUDITORS

Article 22. (Number of Statutory Auditor)

     The Company shall have a maximum of five (5) Statutory Auditors.

Article 23. (Resolution of Statutory Auditors)

     The Statutory Auditors shall be elected by at least a majority of the voting rights of the shareholders present at a general meeting of shareholders at which shareholders representing one-third (1/3) or more of the total voting rights shall be present.

Article 24. (Term of Office of Statutory Auditor)

     The term of office of a Statutory Auditor shall expire upon the conclusion of the ordinary general meeting of shareholders held in respect of the last fiscal year ending within four (4) years after his assumption of office.

     (2) The term of office of a Statutory Auditor elected to fill a vacancy shall expire at such time as the term of office of his predecessor is to expire.

Article 25. (Remuneration and Retirement Allowances)

     Remuneration and retirement allowances to Statutory Auditors shall be determined by resolutions of a general meeting of shareholders.


                                   CHAPTER VI
                                    ACCOUNTS

Article 26. (Fiscal Year)

     The fiscal year of the Company shall be a period from April 1 to March 31 of the following year and the accounts of each fiscal year shall be settled on the last day of such fiscal year.

Article 27. (Payment of Dividends)

     Dividends shall be paid to the shareholders or pledgees registered in the register of shareholders as of the last day of each fiscal year.

Article 28. (Prescription Period for Payment of Dividends)

     In the event that dividends have not been collected within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of its obligation to pay such dividends.


                                   CHAPTER VII
                             SUPPLEMENTAL PROVISIONS

Article 29. (Shares Issued to be Issued upon Incorporation)

     The total number of shares issued by the Company upon incorporation shall be seven thousand and two hundred (7,200) shares.

Article 30. (Initial Term of Office)

     Notwithstanding the provision of Article 18 of the Articles of Incorporation, the term of office of the initial Directors and Statutory Auditors of the Company shall expire at the close of the ordinary general meeting of shareholders to be held with respect to the last fiscal year ending within one (1) year after their assumption of offices.

Article 31. (Initial Fiscal Year)

     The initial fiscal year of the Company shall be from the date of its incorporation to March 31, 2005.

                                TABLE OF CONTENTS


1.       DEFINITIONS AND INTERPRETATION........................................1

2.       SALE OF SHARES........................................................8

3.       COMPANY SPLIT.........................................................8

4.       COMPANY BOOK VALUE....................................................9

5.       PURCHASE PRICE ADJUSTMENT.............................................9

6.       CONDITIONS PRECEDENT TO THE COMPLETION...............................10

7.       COMPLETION...........................................................13

8.       REPRESENTATIONS AND WARRANTIES.......................................14

9.       COVENANTS BY ASE.....................................................14

10.      EMPLOYEE ARRANGEMENTS................................................16

11.      BENEFIT PLAN ARRANGEMENTS............................................17

12.      COVENANTS BY THE SELLER PARTIES......................................17

13.      COMMERCIALLY REASONABLE EFFORTS......................................18

14.      INDEMNITY............................................................18

15.      EXTERNAL CLAIMS......................................................21

16.      CONFIDENTIALITY......................................................22

17.      TERMINATION..........................................................23

18.      MISCELLANEOUS........................................................24